Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 3 to the Schedule 13D (including any subsequent amendments thereto) with respect to the shares of Common Stock, par value $0.0017 per share, of MRV Communications, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  October 26, 2011

Raging Capital Fund, LP

By:	Raging Capital Management, LLC General Partner

By:	William C. Martin Managing Member

Raging Capital Fund (QP), LP

By:	Raging Capital Management, LLC General Partner

By:	William C. Martin Managing Member

Raging Capital Management, LLC

By:	William C. Martin Managing Member

WILLIAM C. MARTIN

/s/ Frederick C. Wasch
FREDERICK C. WASCH
As attorney-in-fact for William C. Martin